UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-12

CADENCE PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials.

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	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Dear fellow stockholder:

     The annual meeting of stockholders of Cadence Pharmaceuticals, Inc. will be held at the Doubletree Hotel San Diego/Del Mar, located at 11915 El Camino Real, San Diego, California 92130 on Wednesday, June 18, 2008 at 8:00 a.m., local time, for the following purposes:

     1. Elect three (3) directors for a three-year term to expire at the 2011 annual meeting of stockholders.

     2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

     3. Transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

     Our board of directors has fixed April 22, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

     Accompanying this notice of annual meeting is a proxy. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

     All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California
May 9, 2008

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

CADENCE PHARMACEUTICALS, INC.

     PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

     The board of directors of Cadence Pharmaceuticals, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on Wednesday, June 18, 2008 at 8:00 a.m., local time, at the Doubletree Hotel San Diego/Del Mar, located at 11915 El Camino Real, San Diego, California 92130.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

     We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2008 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 9, 2008 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 22, 2008 are entitled to vote at the annual meeting. On this record date, there were 38,353,062 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2007 fiscal year annual report, which includes our financial statements.

What am I voting on?

     Proposal 1: Election of Directors. The election of three (3) directors to serve a three-year term. Based upon the recommendation of our nominating/corporate governance committee, our present board of directors has nominated and recommends for election as directors the following persons:

  Dr. James C. Blair

  Mr. Alan D. Frazier

  Mr. Christopher J. Twomey

     Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008.

How many votes do I have?

     Each share of our common stock that you own as of April 22, 2008 entitles you to one vote.

How do I vote by proxy?

     Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend or vote at the meeting.

     If you properly complete your proxy card and send it to us in time to vote, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by our board of directors.

     If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

May I revoke my proxy?

     If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

  You may send in another signed proxy with a later date,

  You may notify our corporate secretary, Hazel M. Aker, in writing before the annual meeting that you have revoked your proxy, or

  You may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

How do I vote in person?

     If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 22, 2008, the record date for voting.

Can I vote via the Internet or by telephone?

     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of a majority of our outstanding common stock, or approximately 19,176,532 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

     Proposal 1: Election of Directors. The three nominees who receive the most votes will be elected.

     Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

     Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

     Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes at the annual meeting.

     Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. As a result, broker non-votes will not be counted for purposes of determining whether our stockholders have approved the ratification of the appointment of Ernst & Young LLP. In addition, because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes at the annual meeting.

What are the costs of soliciting these proxies?

     We will pay all of the costs of soliciting these proxies. Our employees may solicit proxies in person or by telephone, fax or email. We will pay these employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

     If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

Investor Relations
Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200
San Diego, California 92130

or

ir@cadencepharm.com

PROPOSAL 1:

ELECTION OF DIRECTORS

     Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for three nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and until their successors are elected and qualified. The nominees are Dr. Blair, and Messrs. Frazier and Twomey.

     If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Blair and Messrs. Frazier and Twomey, or in the event that Dr. Blair, Mr. Frazier or Mr. Twomey is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Blair and Messrs. Frazier and Twomey are members of our present board of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence
Dr. James C. Blair	68	Director
Mr. Alan D. Frazier	56	Director
Mr. Christopher J. Twomey	48	Director

     DR. JAMES C. BLAIR has served as a member of our board of directors since September 2005. Since 1985, Dr. Blair has served as a Partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Present board memberships include Cadence Pharmaceuticals, Inc., and eight private companies. Dr. Blair has over thirty-five years experience with venture and emerging growth companies. In the course of this experience, he has been involved in the creation and successful development at the board level of over forty life sciences ventures, including Amgen, Inc., Aurora Biosciences Corporation, Amylin Pharmaceuticals, Inc., Applied Biosystems, Inc., Dura Pharmaceuticals, GeneOhm Sciences, Inc., Molecular Dynamics, Inc., NuVasive, Inc., Volcano Corporation, and Pharmion Corporation. He currently serves on the board of directors of the Prostate Cancer Foundation, and he is on the advisory boards of the Department of Molecular Biology at Princeton University, the Department of Biomedical Engineering at the University of Pennsylvania and the Stevens Institute for Innovation at the University of Southern California. He received a B.S.E. degree from Princeton University and an M.S.E. & Ph.D. from the University of Pennsylvania.

     MR. ALAN D. FRAZIER has served as a member of our board of directors since March 2006. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing partner since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier is a member of the board of directors of two public companies, Alexza Pharmaceuticals, Inc. and Cadence Pharmaceuticals, Inc., and five privately held companies, Calixa Therapeutics, Inc., Calistoga Pharmaceuticals, Nuon Therapeutics, Inc., Portola Pharmaceuticals and Stromedix, Inc., all of which are biopharmaceutical companies. Mr. Frazier received a B.A. in economics from the University of Washington.

     MR. CHRISTOPHER J. TWOMEY has served as a member of our board of directors since July 2006. Mr. Twomey joined Biosite Incorporated, a medical diagnostic company, in March 1990 and served as its Senior Vice President, Finance and Chief Financial Officer until his retirement in 2007. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey also serves on the board of directors of Senomyx, Inc., where he serves as Chair of the Audit Committee. Mr. Twomey holds a B.A. in business economics from the University of California at Santa Barbara.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2009 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence
Mr. Brian G. Atwood	55	Director
Dr. Samuel L. Barker	65	Director
Mr. Cam L. Garner	60	Chairman of the Board
		of Directors

     MR. BRIAN G. ATWOOD has served as a member of our board of directors since March 2006. Since 1999, Mr. Atwood has served as a Managing Director of Versant Ventures I, LLC, Versant Ventures II, LLC and Versant Ventures III, LLC (Versant Ventures), a venture capital firm focusing on healthcare that he co-founded. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the board of directors of ForteBio, FivePrime Therapeutics, Inc., Saegis Pharmaceuticals, Helicos Biosciences Corp. and Spaltudaq Corporation. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, an M.S. in ecology from the University of California, Davis and an M.B.A. from Harvard University.

     DR. SAMUEL L. BARKER has served as a member of our board of directors since August 2006. In March 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and has served as a principal since that time. Dr. Barker also served as President and Chief Executive Officer of Clearview Projects from July 2003 to November 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as Executive Vice President, Worldwide Franchise Management and Strategy during 1998, President, United States Pharmaceuticals from 1992 to 1997, and President, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals. Dr. Barker also serves on the board of directors of AtheroGenics, Inc., a pharmaceutical company, and Lexicon Pharmaceuticals Inc., a biopharmaceutical company, where he serves as chairman. Dr. Barker holds a B.S. from Henderson State College, an M.S. from the University of Arkansas and a Ph.D. from Purdue University.

     MR. CAM L. GARNER is one of our co-founders and has served as a member of our board of directors since our inception in May 2004, and as chairman of our board of directors since July 2004. Mr. Garner co-founded specialty pharmaceutical companies, Verus Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Zogenix, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma (sold to Biovail Corporation in 2000) and Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in March 2005). He serves as Executive Chairman of Verus and Chairman of Zogenix, Evoke and Elevation. He was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan in November 2000. Mr. Garner also serves on the board of directors of Somaxon Pharmaceuticals, Inc., Favrille, Inc., SkinMedica, Inc., and Aegis Therapeutics, all of which are specialty pharmaceutical companies. Mr. Garner earned his M.B.A. from Baldwin-Wallace College and his B.A. in biology from Virginia Wesleyan College.

Term Expiring at the 2010 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence
Dr. Michael A. Berman	65	Director
Mr. Theodore R. Schroeder	53	President, Chief Executive
		Officer and Director

     DR. MICHAEL A. BERMAN has served as a member of our board of directors since April 2006. Since January 2005, Dr. Berman has served as President and Chief Executive Officer of the Michael A. Berman Group, Inc., a consulting firm specializing in the healthcare industry. Since January 2005, Dr. Berman has also served as a consultant for Stockamp and Associates, Inc., a business process consulting firm specializing in the healthcare industry. From October 1999 to January 2005, Dr. Berman served as Executive Vice President and Director of New York Presbyterian Hospital, and from September 1997 to October 1999 as its Senior Vice President and Chief Medical Officer. From April 1984 to September 1997, he served as Professor and Chairman of the Department of Pediatrics at the University of Maryland School of Medicine. Dr. Berman holds an M.D. from the State University of New York, Syracuse.

     MR. THEODORE R. SCHROEDER is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in May 2004. From August 2002 to February 2004, he served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company. From February 2001 to August 2002, Mr. Schroeder served as General Manager of the Hospital Products Business Unit at Elan, a position he also held at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company, from May 1999 to November 2000 until its acquisition by Elan. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company. Mr. Schroeder currently serves on the board of directors of the Sharp Hospital Foundation and holds a B.S. in management from Rutgers University.

COMMITTEES OF THE BOARD

     We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.cadencepharm.com. The members of the committees are identified in the following table:

		Compensation	Nominating / Corporate
Name	Audit Committee	Committee	Governance Committee
Cam L. Garner		Chairman
Brian G. Atwood			Chairman
Samuel L. Barker, Ph.D.
Michael A. Berman, M.D.	X		X
James C. Blair, Ph.D.		X
Alan D. Frazier	X	X
Christopher J. Twomey	Chairman

   Audit Committee

     The audit committee of our board of directors, which consists of Dr. Berman and Messrs. Frazier and Twomey (chair), met six times (including telephonic meetings) during fiscal year 2007. The audit committee is governed by a written charter adopted by our board of directors and its main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include:

  selecting and hiring our independent registered public accounting firm;

  evaluating the qualifications, independence and performance of our independent registered public accounting firm;

  approving the audit and non-audit services to be performed by our independent registered public accounting firm;

  reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

  preparing the report that the SEC requires in our annual proxy statement; and

  reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

     Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq Stock Market qualification standards and by Section 10A of the Securities Exchange Act, as amended (the “Exchange Act”). In addition, our board of directors has determined that Mr. Twomey qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board

     The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

     The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

     The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

     In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2007. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008.

     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report has been furnished by the audit committee.

Respectfully submitted, AUDIT COMMITTEE Mr. Christopher J. Twomey, Chairman Dr. Michael A. Berman Mr. Alan D. Frazier

   Compensation Committee

     The compensation committee of our board of directors, which consists of Messrs. Garner (chair) and Frazier and Dr. Blair, met five times (including telephonic meetings) during fiscal year 2007. The committee’s purpose is to provide recommendations to the board of directors in determining the compensation and benefit plans for our senior management and directors. The compensation committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

  reviewing and recommending compensation and benefit plans for our senior management and compensation policies for members of our board of directors and board committees;

  reviewing the terms of employment agreements and other arrangements with our officers;

  setting corporate performance goals and assessing the performance of the corporation against these goals;

  reviewing the performance of our officers against their individual performance goals;

  evaluating the competitiveness of our executive compensation plans; and

  preparing the report that the SEC requires in our annual proxy statement.

     Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq Stock Market qualification standards.

   Nominating/Corporate Governance Committee

     The nominating/corporate governance committee of our board of directors, which consists of Mr. Atwood (chair) and Dr. Berman, met twice (including telephonic meetings) during fiscal year 2007. The committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

  evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

  developing and recommending a policy for considering stockholder nominees for election to our board of directors;

  evaluating and recommending candidates for election to our board of directors;

  overseeing our board of directors’ performance and self-evaluation process; and

  reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

     Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards.

Director Nomination Process

   Director Qualifications

     In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

  personal and professional integrity, ethics and values;

  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  experience in our industry and with relevant social policy concerns;

  experience as a board member of another publicly held company;

  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

  practical and mature business judgment.

     The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience.

     Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors.

   Identification and Evaluation of Nominees for Directors

     The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

     If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

     The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

     Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (iii) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (iv) a representation whether the stockholder intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of the nomination; (v) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2008 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Board Meetings

     During the fiscal year 2007, our board of directors met eight times (including telephonic meetings). In that year, each director attended at least 75% of the meetings held by our board either in person or by teleconference. Additionally, each director attended at least 75% of the committee meetings on which they serve. As required under the Nasdaq Stock Market qualification standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Compensation of Directors

     We compensate non-employee directors for their service on our board of directors, but do not pay director fees to our directors who are our employees. The board, upon review of comparable company data and in light of additional governance responsibilities, modified the director compensation arrangements in August 2007 for our non-employee directors and its non-employee chairman. As of August 29, 2007, each non-employee director was entitled to receive the following compensation components, in addition to reimbursement for out-of-pocket expenses:

   Cash Component

     Each non-employee director is eligible to receive the following:

  each director receives an annual retainer of $30,000;

  the chair of the board receives an additional annual retainer of $75,000;

  an additional annual retainer is paid to the non-employee director serving as (i) the chair of our audit committee equal to $17,500, (ii) the chair of our compensation committee equal to $10,000, and (iii) the chair of our nominating/corporate governance committee equal to $7,500;

  audit, compensation and nominating/corporate governance committee members (other than the committee chairmen) receive an additional annual retainer equal to $6,000 for audit committee members, $5,000 for compensation committee members and $3,000 for nominating/corporate governance committee members.

     Fees are paid to our non-employee directors in four equal quarterly installments. In addition, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

   Equity Component

     Any non-employee director who is first elected or appointed to our board of directors is granted a non-qualified option to purchase 25,000 shares of our common stock on the date of his or her initial election or appointment. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive a non-qualified option to purchase an additional 12,500 shares of our common stock.

     The initial options granted to non-employee directors described above will vest in 36 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to non-employee directors shall be 10 years.

Director Compensation Table

     The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during 2007.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock		Incentive Plan	Compensation	All Other
	in Cash	Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	(S)	($)	($)(1)	($)	($)	($)	($)
Cam L. Garner	$106,000	$—	$340,023	$—	$—	$—	$446,023
Brian G. Atwood	$ 31,833	$—	$100,138	$—	$—	$—	$131,971
Samuel L. Barker, Ph.D.	$ 26,667	$—	$106,021	$—	$—	$—	$132,688
Michael A. Berman, M.D.	$ 34,333	$—	$100,138	$—	$—	$—	$134,471
James C. Blair, Ph.D.	$ 29,667	$—	$ 85,538	$—	$—	$—	$115,205
Alan D. Frazier	$ 35,000	$—	$100,138	$—	$—	$—	$135,138
Christopher J. Twomey	$ 39,167	$—	$106,104	$—	$—	$—	$145,271
Alain B. Schreiber, M.D.(2)	$ 13,500	$—	$ 7,713	$—	$—	$—	$ 21,213
____________________

(1)	Reflects the dollar amount recognized as 2007 compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2007 for awards granted in 2007 and prior years, calculated in accordance with SFAS No. 123(R), but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 2 of the “Notes to Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 13, 2008. The aggregate number of shares subject to stock options outstanding at December 31, 2007 for each of our non-employee directors is as follows:

	Aggregate number	Aggregate number of
	of Stock Awards	Option Awards
	Outstanding at	Outstanding at
	December 31, 2007	December 31, 2007
Name	(#)	(#)
Cam L. Garner	—	12,500
Brian G. Atwood	—	37,500
Samuel L. Barker, Ph.D.	—	37,500
Michael A. Berman, M.D.	—	37,500
James C. Blair, Ph.D.	—	12,500
Alan D. Frazier	—	37,500
Christopher J. Twomey	—	12,500
Alain B. Schreiber, M.D.(2)	—	—

Each of our non-employee directors, other than Dr. Schreiber, received an option to purchase 12,500 shares of our common stock on the date of our 2007 annual meeting on June 28, 2007. The total grant date fair value of each such option award, calculated in accordance with SFAS No. 123(R), was $93,750.

(2)	Dr. Schreiber elected not to seek re-election to the board in 2007 and thus his term ended at the 2007 annual meeting on June 28, 2007. The fees earned and option award compensation relate to Dr. Schreiber’s earnings and compensation incurred prior to June 28, 2007.

Director Attendance at Annual Meetings

     Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of the then-sitting directors attended the company’s last annual meeting in 2007 except for Dr. Berman and Mr. Frazier.

Communications with our Board of Directors

     Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

     Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.cadencepharm.com. However, the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Investor Relations, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Vote Required; Recommendation of the Board of Directors

     If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF DR. BLAIR AND MESSRS.FRAZIER AND TWOMEY. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

     The following table represents aggregate fees billed to the company for services related to the fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, the company’s independent registered public accounting firm.

	2007	2006
Audit Fees(1)	$274,233	$550,920
Audit Related Fees(2)	13,994	—
Tax Fees(3)	—	530
All Other Fees(4)	1,500	—
	$289,727	$551,450
____________________

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amount presented for 2007 is related to the audit of our annual financial statements, review of our registration statement on Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements. The amount presented for 2006 is related to the audit of our annual financial statements, review of our registration statements on Forms S-1 and S-8, and preparation of comfort letters associated with our initial public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees. The amount presented for 2007 is related to consultation on matters such as our internal controls review, the impact of final or proposed regulatory guidance and the accounting treatment or disclosure of transactions or events.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions. The amount presented for 2007 is related to an annual subscription fee for an online technical reference tool provided by Ernst & Young LLP.

     The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

     Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

     The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008 for:

  each of our named executive officers (as defined below in “Executive Compensation and Other Information — Summary Compensation Table”);

  each of our directors;

  each person known by us to beneficially own more than 5% of our common stock; and

  all of our executive officers and directors as a group.

     Information with respect to beneficial ownership has been furnished by each executive officer, director or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2008, which is 60 days after March 31, 2008.

     Percentage of beneficial ownership is based on 38,353,062 shares of common stock outstanding as of March 31, 2008.

     Unless otherwise indicated, the address for the following stockholders is c/o Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	8,560,526	22.3%
One Palmer Square, Suite 515
Princeton, NJ 08542
Frazier Healthcare V, LP(2)	4,408,075	11.5%
601 Union Street, Suite 3200
Seattle, WA 98101
Funds affiliated with Versant Ventures II, L.L.C.(3)	3,346,275	8.7%
3000 Sand Hill Road
Building 4, Suite 210
Menlo Park, CA 94025
Funds affiliated with Davidson Kempner Partners(4)	2,089,431	5.4%
65 East 55th Street, 19th Floor
New York, New York 10022

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
Named Executive Officers and Directors:
Theodore R. Schroeder(5)	1,051,101	2.7%
James B. Breitmeyer, M.D., Ph.D.(6)	200,833	*
Hazel M. Aker, J.D.(7)	44,370	*
William R. LaRue(8)	242,875	*
David A. Socks(9)	434,218	1.1%
Cam L. Garner(10)	1,072,899	2.8%
Brian G. Atwood(3)	3,346,275	8.7%
Samuel L. Barker(11)	46,416	*
Michael A. Berman, M.D.(12)	54,516	*
James C. Blair, Ph.D.(1)	8,560,526	22.3%
Alan D. Frazier(2)	4,408,075	11.5%
Christopher J. Twomey(13)	70,416	*
Executive officers and directors as a group (17 persons)(14)	19,857,270	51.8%
____________________

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes 8,432,241 shares of common stock owned by Domain Partners VI, L.P., 90,369 shares of common stock owned by DP VI Associates, L.P. and 27,500 shares of common stock owned by Domain Associates, L.L.C. Of the 27,500 shares owned by Domain Associates, L.L.C., 9,375 are subject to our right of repurchase within 60 days of March 31, 2008. Also includes 10,416 shares Dr. Blair has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2008. Dr. Blair is a member of our board of directors and a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	Includes 35,416 shares Mr. Frazier has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 10,625 of which permit early exercise and would be subject to our right of repurchase. The voting and disposition of the shares held by Frazier Healthcare V, LP is determined by FHM V, LLC, which is the general partner of FHM V, LP, which is the general partner of Frazier Healthcare V, LP. Mr. Frazier is a member of our board of directors and a managing member of FHM V, LLC. Mr. Frazier disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	Includes 3,220,948 shares of common stock owned by Versant Venture Capital II, L.P., 61,124 shares of common stock owned by Versant Affiliates Fund II-A, L.P. and 28,787 shares of common stock owned by Versant Side Fund II, L.P. Also includes 35,416 shares Mr. Atwood has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 10,625 of which permit early exercise and would be subject to our right of repurchase. Mr. Atwood is a member of our board of directors and a managing member of Versant Ventures II, L.L.C., which is the general partner of each of these Versant funds. Mr. Atwood disclaims beneficial ownership of shares owned by these Versant funds except to the extent of his pecuniary interest therein.

(4)	Includes 942,400 shares held by Davidson Kempner Healthcare International Ltd., 642,565 shares held by David Kempner Healthcare Fund L.P., 267,625 shares held by Davidson Kempner International, Ltd., 149,851 shares held by Davidson Kempner Institutional Partners, L.P., 68,643 shares held by Davidson Kempner Partners, 13,003 shares held by M.H. Davidson & Co. and 5,344 shares held by Serena Limited.

(5)	Includes 540,101 shares Mr. Schroeder has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 223,535 of which permit early exercise and would be subject to our right of repurchase. Also includes 250,000 unvested shares acquired by Mr. Schroeder upon the early exercise of stock options, 40,365 of which are subject to our right of repurchase within 60 days of March 31, 2008, 250,000 shares acquired by Mr. Schroeder as one of our co-founders and 11,000 shares acquired by Mr. Schroeder in association with our registered direct offering in February 2008. The 511,000 shares held by Mr. Schroeder are in a trust for the benefit of Mr. Schroeder’s family.

(6)	Includes 190,833 shares Dr. Breitmeyer has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 99,142 of which permit early exercise and would be subject to our right of repurchase. Also includes 10,000 shares acquired by Dr. Breitmeyer in association with our registered direct offering in February 2008.

(7)	Includes 40,625 shares Ms. Aker has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008 and 3,745 shares acquired by Ms. Aker in association with our registered direct offering in February 2008.

(8)	Includes 11,000 shares acquired by Mr. LaRue upon exercise of stock options, 3,438 of which are subject to our right of repurchase within 60 days of March 31, 2008. These 11,000 shares are held by a trust for the benefit of Mr. LaRue’s family. Also includes 5,000 shares acquired by Mr. LaRue in association with our registered direct offering in February 2008 and 226,875 shares of common stock Mr. LaRue has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 111,330 of which permit early exercise and would be subject to our right of repurchase.

(9)	Includes 217,973 shares Mr. Socks has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 83,320 of which would be subject to our right of repurchase within 60 days of March 31, 2008. Also includes 212,500 shares acquired by Mr. Socks as one of our co-founders and 3,745 shares acquired by Mr. Socks in association with our registered direct offering in February 2008.

(10)	Includes 10,416 shares Mr. Garner has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008. Also includes 573,435 shares acquired by Mr. Garner upon the exercise of stock options, 222,473 of which are subject to our right of repurchase within 60 days of March 31, 2008, 400,000 shares acquired by Mr. Garner as one of our co-founders and held by a limited liability company for which Mr. Garner is the sole member, 37,453 shares acquired by Mr. Garner in association with our registered direct offering in February 2008 that are held in a trust for which Mr. Garner serves as trustee and 51,595 shares acquired by a limited liability company for which Mr. Garner is the sole member. Of the 573,435 shares acquired upon the exercise of stock options, 538,435 shares are held of record by a trust for which Mr. Garner serves as trustee and 35,000 shares are held by a limited liability company for which Mr. Garner is the sole member.

(11)	Includes 35,416 shares Dr. Barker has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 10,417 of which would be subject to our right of repurchase within 60 days of March 31, 2008. Also includes 10,000 shares held in trusts whereby Dr. Barker is the trustee.

(12)	Includes 35,416 shares Dr. Berman has the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 11,250 of which would be subject to our right of repurchase within 60 days of March 31, 2008. Also includes 600 shares held in accounts of Dr. Berman’s grandchildren.

(13)	Includes 25,000 shares acquired by Mr. Twomey upon exercise of stock options, 10,417 of which would be subject to our right of repurchase within 60 days of March 31, 2008. These 25,000 shares are held of record by a trust for the benefit of Mr. Twomey’s family. Also includes 10,416 shares Mr. Twomey has the right to acquire pursuant to outstanding options that are exercisable within 60 days for March 31, 2008 and 35,000 shares acquired in by Mr. Twomey in association with our registered direct offering in February 2008.

(14)	Includes 1,705,069 shares of common stock our executive officers and directors have the right to acquire pursuant to outstanding options within 60 days of March 31, 2008, 656,918 of which would be subject to our right of repurchase within 60 days of March 31, 2008.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

     The following table sets forth certain information about our executive officers as of April 30, 2008.

Name	Age	Position
Theodore R. Schroeder	53	President, Chief Executive Officer and Director
James B. Breitmeyer, M.D., Ph.D.	54	Executive Vice President, Development and Chief
		Medical Officer
Hazel M. Aker, J.D.	52	Senior Vice President, General Counsel and Secretary
William S. Craig, Ph.D.	58	Senior Vice President, Pharmaceutical Development
		and Manufacturing
William R. LaRue	57	Senior Vice President, Chief Financial Officer,
		Treasurer and Assistant Secretary
David A. Socks	33	Senior Vice President, Corporate Development
		and Strategy
Catherine J. Hardalo, M.D.	45	Vice President, Clinical Development, Anti-Infectives
Malvina Laudicina	49	Vice President, Regulatory Affairs and Quality
		Assurance
Mike A. Royal, M.D., J.D.	54	Vice President, Clinical Development, Analgesics
Diane K. Sheehan	38	Vice President, Human Resources

     The biography of Mr. Schroeder can be found under “Proposal 1 — Election of Directors.”

     DR. JAMES B. BREITMEYER has served as our Executive Vice President, Development and Chief Medical Officer since August 2006. From December 2001 to August 2006, Dr. Breitmeyer served as Chief Medical Officer and Vice President, Pharmaceutical Operations of Applied Molecular Evolution, a wholly-owned subsidiary of Eli Lilly and Company, a global pharmaceutical company. From February 2000 to July 2001, Dr. Breitmeyer was the President and Chief Executive Officer of the Harvard Clinical Research Institute. Prior to February 2000, Dr. Breitmeyer held various positions of increasing responsibility including Senior Vice President and Chief Medical Officer of Serono International S.A., a global biopharmaceutical company. Dr. Breitmeyer holds a B.A. in chemistry from the University of California, Santa Cruz, and an M.D. and Ph.D. from Washington University School of Medicine.

     MS. HAZEL M. AKER has served as our Senior Vice President, General Counsel and Secretary since April 2007. From April 2006 to April 2007, Ms. Aker served as Senior Vice President, Operations and Business Affairs of Ambrx, Inc., a biotechnology company focused on protein therapeutics. From February 2003 to May 2006, Ms. Aker served as Senior Vice President, Regulatory Operations & Legal Affairs, General Counsel and Secretary of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer, and served as its Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker served as Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc., a manufacturer of intravenous infusion therapy products and patient monitoring systems. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for

Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker is a member of the State Bar of California. Ms. Aker holds a B.A. from the University of California, San Diego and a J.D. from the University of San Diego School of Law.

     DR. WILLIAM S. CRAIG has served as our Senior Vice President, Pharmaceutical Development and Manufacturing since November 2004. From January 2000 to November 2004, Dr. Craig served as Vice President, Research and Product Development of ISTA Pharmaceuticals, Inc., an ophthalmology-focused specialty pharmaceutical company. From 1996 to December 1999, Dr. Craig served as Vice President, Research and Development for Alpha Therapeutics Corporation, a biotechnology company. From 1988 to 1996, he served as Senior Director, Research and Development for Telios Pharmaceuticals, Inc., a biotechnology company. Dr. Craig holds a B.S. in biochemistry from the University of Michigan and a Ph.D. in chemistry from the University of California, San Diego.

     MR. WILLIAM R. LARUE has served as our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, as our Secretary from June 2006 through April 2007, and as Assistant Secretary since April 2007. From April 2001 to May 2006, Mr. LaRue served as Senior Vice President and Chief Financial Officer of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer. From March 2000 to February 2001, Mr. LaRue served as Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. From January 1997 to February 2000, Mr. LaRue served as Vice President and Treasurer of Safeskin Corporation, a medical device company, and from January 1993 to January 1997 he served as Treasurer of GDE Systems, Inc., a high technology electronic systems company. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California.

     MR. DAVID A. SOCKS is one of our co-founders and has served as our Senior Vice President, Corporate Development and Strategy since March 2008. Prior to this role, Mr. Socks served as our Vice President, Business Development since our inception in May 2004. From May 2004 to June 2006, Mr. Socks also served as our Chief Financial Officer, Treasurer, and Secretary. From July 2000 to May 2004, Mr. Socks was a Venture Partner at Windamere Venture Partners, a venture capital firm investing in early stage life science companies. In this capacity, Mr. Socks held management positions at two portfolio companies of Windamere Venture Partners. These positions included Vice President of Business Development of Kanisa Pharmaceuticals, Inc., an oncology-focused specialty pharmaceutical company and Vice President of Finance of CelTor Biosystems, Inc., a drug discovery company. Mr. Socks co-founded several pharmaceutical companies including Avera Pharmaceuticals, Inc., Kanisa Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc. and Verus Pharmaceuticals, Inc. and three medical technology companies including MiraMedica, Inc., Oculir, Inc. and SpineWave, Inc. In 1999, Mr. Socks worked in business development at Neurocrine Biosciences, a biopharmaceutical company. In 1998, he worked in the venture capital arm of EFO Holdings, L.P., an investment firm. From 1995 to 1998, he worked at Kaiser Associates, Inc., a strategic management consulting firm, where he was most recently a Senior Manager. Mr. Socks holds a B.S. in business administration from Georgetown University and an M.B.A. from Stanford University.

     DR. CATHERINE J. HARDALO has served as our Vice President, Clinical Development since May 2007. From 1998 to April 2007, Dr. Hardalo directed the clinical development of antimicrobial products at Schering-Plough Research Institute, a global health care company. Most recently, she was Senior Director of Infectious Disease and Dermatology Global Clinical Development, and was named one of 20 “notable people in R&D” by R&D Directions in 2007. Dr. Hardalo’s past experience also includes solo practice with board certification in infectious diseases and internal medicine. She received her medical degree from the State University of New York Health Science Center at Brooklyn-Downstate Medical College, served as Chief Resident for the Department of Internal Medicine at Morristown Memorial Hospital in New Jersey and was a clinical fellow in Infectious Diseases, Clinical Microbiology and Hospital Epidemiology, at Yale-New Haven Hospital at Yale University School of Medicine.

     MS. MALVINA LAUDICINA has served as our Vice President of Regulatory Affairs and Quality Assurance since September 2007. From 2002 until 2007, Ms. Laudicina served in various regulatory affairs positions at Pfizer, Inc., a global pharmaceutical company, most recently as  Safety and Risk Management Lead and Executive Director of Worldwide Regulatory Affairs for Pfizer’s La Jolla, California, site.  From 2001 to 2002, Ms. Laudicina was Director of Regulatory Affairs at Prometheus Laboratories, Inc., a specialty pharmaceutical company. From 1999 to 2001, she served as Director of Regulatory Affairs at Dura Pharmaceuticals, a specialty respiratory and pulmonary drug delivery company. From 1997 until 1999, Ms. Laudicina served as Assistant Director of Regulatory Affairs at Pfizer, Inc. Between 1992 and 1997, she served in clinical research and regulatory affairs roles at Schering-Plough Corporation, a global science-based healthcare company. Ms. Laudicina holds a B.S. in Chemistry from Pedro Henriquez Urena University, Santo Domingo, and a M.S. in Chemistry from West Virginia University.

     DR. MIKE A. ROYAL has served as our Vice President, Clinical Development, Analgesics since April 2006. From December 2004 to March 2006, Dr. Royal served as Chief Medical Officer of Solstice Neurosciences, Inc., a specialty biopharmaceutical company. From May 2003 to December 2004, Dr. Royal served as Vice President, Strategic Brand Development and Global Medical Affairs of Alpharma Inc., a global specialty pharmaceutical company. From January 2002 to May 2003, he served as Senior Medical Director of Elan Pharmaceuticals, Inc., a neuroscience-based biotechnology company. From 1994 to January 2002, he owned and managed the largest private practice pain management clinic and research center in Oklahoma. Dr. Royal has also served as Director of the Acute Pain Service, Staff Anesthesiologist, and Assistant Professor of Anesthesiology and Critical Care Medicine at the University of Pittsburgh Medical Center. Dr. Royal is board certified in internal medicine, anesthesiology, pain management, and addiction medicine and has published extensively in the area of pain management. He holds a B.S. in chemistry from the Massachusetts Institute of Technology, an M.D. from the University of Massachusetts, a J.D. from the University of Maryland and an M.B.A. from New York University (TRIUM).

     MS. DIANE K. SHEEHAN has served as our Vice President, Human Resources since March 2008. Previously, Ms. Sheehan served as our Senior Director, Human Resources since joining Cadence in May 2006. From July 2005 to April 2006, Ms. Sheehan served as Director, Compensation at Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, and as Director, Staffing and Organizational Development at Elan from January 2003 to July 2005. Ms. Sheehan served in various other human resources roles with Elan and Dura Pharmaceuticals, Inc., from January 1999 to December 2002, following over five years in human resources positions in both high-tech and manufacturing organizations. Ms. Sheehan holds a B.S. and M.S. in business administration from San Diego State University and is a Certified Compensation Professional.

Compensation Committee Report

     The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on our review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2007, filed by us with the Securities and Exchange Commission.

     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Respectfully submitted,

COMPENSATION COMMITTEE
Cam L. Garner (Chairman)
James C. Blair
Alan D. Frazier

Compensation Discussion and Analysis

   Objectives of Our Compensation Program

     Our compensation program is designed to attract and retain key employees with the skills and experience needed to achieve our corporate objectives, to reward strong performance and significant impact on the achievement of corporate results, and to reward the achievement of individual and corporate objectives and demonstration of our core values of performance, transparency, respect and integrity. Our compensation program consists of elements designed to motivate both short- and longer-term performance, with the overarching goal of aligning our employees’ incentives with the long-term financial interests of our stockholders. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

     We believe that the compensation of our named executive officers should reflect their success as a management team, as well as their individual contributions, in attaining key development and operating objectives. We believe that the performance of our named executive officers in managing our company in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

     Our compensation program consists of five elements: base salary; annual, variable, performance-based cash and stock option incentive awards; benefits; and severance and termination protection. Each of these elements is described in more detail below. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information regarding current and long-term goals to determine the appropriate level and mix of incentive compensation. We also do not have stock ownership requirements for our officers or directors.

     Based upon our compensation program objectives and philosophy, the amount of each element of compensation for our executive officers is determined by our compensation committee, which uses the following factors to determine the amount of salary, bonus, stock incentive awards and other benefits to provide to each executive:

  the company’s performance against corporate objectives;

  the executive’s success in achieving individual objectives;

  difficulty and complexity of achieving desired results;

  value of the executive’s experience, unique skills and capabilities to support long-term performance of the company;

  historical compensation versus performance;

  comparison to executives with similar levels of expertise and experience in our market comparison group and our market survey data, as described below; and

  the demand and competition for executives in the marketplace in which we operate.

     The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Schroeder, in his role as president and chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our market comparison group and the survey compensation data reviewed by our compensation committee.

   Role of the Compensation Committee and Named Executive Officers in Setting Compensation

     The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee reviews the performance of each of our executive officers during the previous year and, based upon the outcome of a performance review, the compensation committee reviews and adjusts base salaries for our executive officers, determines appropriate cash and stock option incentive awards, and approves elements of the incentive bonus plan for the executives for the current year, including target bonuses and corporate objectives. The compensation committee considers all components of compensation and, in general, targets the 50th percentile of compensation for similarly-situated executives at the companies within our market comparison group represented by the market survey data we review.

     In making these compensation decisions, it is the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock option incentive awards, benefits, and severance/termination protection) and to compare each element with that of the executive officers in an appropriate market comparison group. For 2007, the compensation committee engaged Compensia, Inc., an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific market comparison group of pharmaceutical companies and subscription compensation survey databases for national and regional companies in the pharmaceutical and biotechnology industries. Compensia reports to and is accountable to the compensation committee, and the firm may not conduct any other work for our company without the authorization of the compensation committee. In 2007, Compensia did not provide any services to our company beyond its engagement as an advisor to the compensation committee.

     Compensia provided our compensation committee with information and recommendations regarding the base salaries, target total cash compensation, target incentive opportunities, and total potential ownership of executive officers in our market comparison group and from survey data. To assist the compensation committee in making its compensation determinations, this information was also provided to our chief executive officer, who prepared his own recommendations regarding the compensation of all executive officers, excluding himself. The chairman of our board of directors makes compensation recommendations to the compensation committee with respect to our chief executive officer.

     The recommendations provided to the compensation committee were based upon an annual performance review for each named executive officer with the chief executive officer. As part of this process, our executive officers provide input regarding their contributions to our company’s achievements for the period being assessed. The compensation committee may, in its sole discretion, accept or adjust the executive compensation recommendations it is given. No named executive officer is allowed to be present at the time his or her compensation is being discussed or determined.

   Use of Market Comparison Data in Determining Executive Compensation

     For 2007, our compensation committee worked with Compensia to select and approve the comparison group of companies included in the competitive assessment, based upon the following criteria:

  Industry - pharmaceutical, specialty pharmaceutical or biotechnology companies;

  Market Capitalization - between approximately $90 million and $1.0 billion, based upon the companies’ trading ranges at the time of selection; and

  Stage of Development – companies with either marketed products, but with limited commercial infrastructure, or companies with no marketed products, but in the later stages of product development.

     For 2007, the compensation committee approved the companies comprising the market comparison group, which are:

Acadia Pharmaceuticals Inc.	InterMune, Inc.
Affymax, Inc.	Keryx Biopharmaceuticals, Inc.
Alexza Pharmaceuticals, Inc.	Nuvelo, Inc.
Allos Therapeutics, Inc.	Orexigen Therapeutics, Inc.
Altus Pharmaceuticals Inc.	Pain Therapeutics, Inc.
Cubist Therapeutics Inc.	POZEN Inc.
CV Therapeutics, Inc.	Progenics Pharmaceuticals, Inc.
GTx, Inc.	Santarus, Inc.
Idenix Pharmaceuticals, Inc.	Trubion Pharmaceuticals Inc.

     Compensia also compared each executive’s compensation to two market surveys:

  Radford Global Life Sciences Compensation Survey for 2007 – the scope of the data included from this survey was companies located throughout the United States, with between 50 to 149 employees; and

  Biotech Employee Development Coalition (BEDC) Survey for 2007 – the scope of the data included from this survey was companies in the San Diego region, with between 50 and 99 employees.

     With respect to the foregoing survey data not relating to our market comparison group that was reviewed by the compensation committee, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

     The selected companies in the market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The market comparison group was not selected on the basis of executive compensation levels. The market comparison group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the immediate market comparison group and is represented by the survey data. As a result, the compensation committee uses a combination of industry survey data and peer group data to analyze the overall competitiveness of the company’s compensation.

     While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other factors described above, and relies upon the judgment of its members in making executive compensation decisions.

   Elements of Executive Compensation

     Based on the compensation objectives and philosophy outlined above, our compensation committee endeavors to set target opportunity compensation at levels that are competitive with the market in which we compete for executive talent. However, each executive’s actual compensation may be higher or lower than these targets based upon our company’s overall performance and the achievements and qualifications of the particular executive. Our incentive program allows for achievement of compensation levels above target levels based upon the achievement of extraordinary results.

   Base Salary

     The annual base salaries for our named executive officers are intended to be consistent with median salary levels for similarly situated executives at companies in our market comparison group. As a general matter, the base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and, if appropriate, adjusts the base salaries of our chief executive officer and other members of senior management. Each of our named executive officers has entered into an employment agreement with us that prohibits the compensation committee from materially decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate except for, potentially, merit-based increases.

     In March 2007, the compensation committee adjusted base salaries for our named executive officers to be in effect until the next annual review by the compensation committee. These base salaries were $375,000 for Theodore R. Schroeder, our President and Chief Executive Officer, $285,000 for William R. LaRue, our Senior Vice President and Chief Financial Officer, $340,000 for Dr. James B. Breitmeyer, our Executive Vice President, Development, and Chief Medical Officer, and $230,000 for David A. Socks, our Senior Vice President of Corporate Development and Strategy. Ms. Aker’s base salary of $280,000, was negotiated at the commencement of her employment with the company in April 2007, and she was not eligible for a salary increase in 2007.

   Annual Cash Incentive Plan Compensation

     Our compensation committee believes it is important to have a significant percentage of each executive officer’s total compensation contingent upon the company’s overall performance, as well as upon the level of his or her own contribution toward the company’s performance. This allows our named executive officers to receive bonus compensation in the event certain specified corporate and, if applicable, individual performance measures are achieved.

     In January 2007, our board of directors approved our 2007 corporate bonus plan, which designates a target bonus amount for each named executive officer, expressed as a percentage of his or her base salary (50% for our chief executive officer, 30% for our executive vice president and senior vice presidents, and 25% for our other vice presidents). These percentages were determined based upon a target of the 50th percentile of bonuses for similarly-situated executives at companies within our market comparison group represented by the market survey data we review. Our named executive officers were eligible to receive bonuses if certain individual and corporate performance criteria were achieved during the 2007 fiscal year. The use of corporate performance goals is intended to establish a link between the executive’s pay and our business performance. The corporate performance goals for 2007, each of which were qualitative rather than quantitative, were established by our board of directors, and included (i) the advancement of clinical development programs for the Company’s Acetavance™ and Omigard™ product candidates, which were collectively weighted at 65%, (ii) the completion of a manufacturing development objective for Acetavance™, weighted at 15%, (iii) the achievement of certain business development objectives, weighted at 10%, and (iv) the completion of certain internal administrative objectives, weighted at 10%. The amounts payable for corporate performance under our 2007 annual cash incentive plan were determined based upon the company’s actual performance measured against the weighted performance criteria.

     The calculation of the bonus to be paid to our president and chief executive officer under our 2007 corporate bonus plan was entirely dependent upon the achievement of our corporate performance goals. For our other named executive officers, the calculation of the bonus depends on the achievement of both corporate and individual goals. The individual goals vary for each named executive officers based upon each individual’s job responsibilities, and they are intended to provide an incentive for the named executive officer to help us achieve our corporate goals. For 2007, the bonus for each of our named executive officers, other than our chief executive officer, was based 60% on the achievement of corporate goals, and 40% on the achievement of individual goals.

     Because of the discretion of the compensation committee to determine individual performance based upon numerous factors and the fact that the individual goals for our named executive officers for 2007 were not quantifiable, we do not believe that an analysis of specific individual performance goals is material to a discussion of the executive compensation determination of our named executive officers. Instead, the analysis of a named executive officer’s achievement of his or her individual performance goals is ultimately based upon a subjective evaluation by the compensation committee.

     With respect to both corporate goals and individual goals, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in the application of a multiplier to the target amount of the bonus that is applicable to the corporate or individual goals. For 2007, the ranges applied were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives, and 0% for unacceptable performance. However, the compensation committee has broad discretion with respect to the actual multiplier to apply in each case.

     If any named executive officer was not employed with us for the full year, his or her incentive compensation is pro-rated based on the portion of the year he or she was employed with us. To be eligible for a pro-rated bonus, the executive must have served in that capacity for at least the last three months of the year and through the time the bonus is paid.

     In March 2008, the compensation committee awarded incentive compensation to our executive officers relating to 2007 performance, including bonuses and stock incentive awards. The bonus payments were based on an assessment by the compensation committee that the achievement of the company’s corporate performance objectives for the year was 89%, and individual achievement levels for our named executive officers ranged between 90% and 106%. The achievement levels and cash incentive payments approved by the compensation committee for our named executive officers for 2007 are summarized in the table below.

   Stock Incentive Awards

     We generally provide stock-based incentive award compensation to our named executive officers through grants of stock options. Stock option grants allow us to:

  enhance the link between the creation of stockholder value and long-term executive incentive compensation,

  provide an opportunity for increased equity ownership by executives, and maintain competitive levels of total compensation in order to attract and retain key executives.

     Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events.

     Our 2006 equity incentive plan defines the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the grant date. Our 2006 equity incentive plan also allows us to provide other types of equity awards to our executive officers. To date, stock options have been the only type of award granted to executive officers under this plan.

     All of the stock options that have been granted to our executive officers to date have a 10-year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

     In March 2007, stock option awards ranging from 25,000 to 100,000 were granted to our named executive officers as part of the Compensation Committee’s annual review of executive compensation. In determining the amount of these awards, factors considered by the committee were market survey data provided by Compensia, individual performance and the expected criticality of the individual’s position to the company’s long-term success. In general, the Compensation Committee targets the 50th percentile of awards for similarly-situated executives at companies within our market comparison group represented by the market survey data we review.

     The following table provides a summary of the compensation received by our president and chief executive officer, our senior vice president and chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) for the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table

								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)		($)	($)(2)	($)(3)	($)	($)	($)
Theodore R. Schroeder	2007	$362,500	$—		$—	$947,633	$170,000	$—	$—	$1,480,133
President, Chief Executive	2006	$291,667	$—		$—	$683,803	$150,000	$—	$—	$1,125,470
Officer and Director
William R. LaRue	2007	$281,667	$—		$—	$423,919	$81,225	$—	$—	$786,811
Senior Vice President, Chief	2006	$154,583	$25,000	(4)	$—	$194,348	$52,781	$—	$—	$426,712
Financial Officer, Treasurer
and Assistant Secretary
James B. Breitmeyer, M.D., Ph.D.	2007	$338,333	$—		$—	$374,461	$97,716	$—	$—	$810,510
Executive Vice President,	2006	$126,042	$80,000	(4)	$—	$114,012	$46,534	$—	$—	$366,588
Development and Chief
Medical Officer
David A. Socks	2007	$225,000	$—		$—	$321,514	$55,085	$—	$—	$601,599
Senior Vice President,	2006	$195,833	$—		$—	$248,506	$56,900	$—	$—	$501,239
Corporate Development and
Strategy
Hazel M. Aker, J.D.	2007	$198,333	$—		$—	$312,188	$52,979 (5)	$—	$—	$563,500
Senior Vice President, General	2006	$—	$—		$—	$—	$—	$—	$—	$—
Counsel and Secretary
__________________

(1)	Reflects the gross wages earned during the respective fiscal year.

(2)

Reflects the dollar amount recognized as compensation expense for financial statement reporting purposes in the fiscal years presented for awards granted in the current and prior years, calculated in accordance with SFAS No. 123(R), but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 13, 2008.

(3)

Amount represents performance-based bonuses under the plans described above under the heading “Annual Cash Incentive Plan Compensation.” All of the amounts earned for fiscal 2006 were paid in fiscal 2007, and the amounts earned for fiscal 2007 were paid in fiscal 2008.

(4)	Represents a sign-on bonus paid at the time of hiring.

(5)	Ms. Aker’s non-equity incentive plan compensation was prorated based upon Ms. Aker’s hire date.

   Outstanding Equity Awards at Fiscal Year End

     The following table summarizes the outstanding equity awards as of December 31, 2007 held by our named executive officers.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Theodore R. Schroeder(2)(4)	510,935	—	—	$1.36	5/8/2016	—	—	—	—
Theodore R. Schroeder(2)	—	100,000	—	$15.13	3/21/2017	—	—	—	—
William R. LaRue(3)(5)	176,250	—	—	$3.20	6/11/2016	—	—	—	—
William R. LaRue(3)(5)	37,500	—	—	$3.20	8/22/2016	—	—	—	—
William R. LaRue(3)	—	45,000	—	$15.13	3/21/2017	—	—	—	—
James B. Breitmeyer,
M.D., Ph.D.	176,250	—	—	$3.20	8/13/2016	—	—	—	—
James B. Breitmeyer,
M.D., Ph.D.	—	50,000	—	$15.13	3/21/2017	—	—	—	—
David A. Socks(6)	25,000	—	—	$0.40	11/9/2014	—	—	—	—
David A. Socks(4)	185,682	—	—	$1.36	5/8/2016	—	—	—	—
David A. Socks	—	25,000	—	$15.13	3/21/2017	—	—	—	—
Hazel M. Aker, J.D.	—	150,000	—	$17.32	4/15/2017	—	—	—	—
____________________

(1)

Balance includes shares eligible for the early exercise provision provided by the equity incentive plan. Shares acquired upon early exercise that have not fully vested may be subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. All option grants have a ten year term from the date of grant and vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date. Unless specified otherwise, the vesting commencement date is equal to the grant date.

(2)

Mr. Schroeder early exercised 250,000 shares of our common stock in 2005 from option awards granted in 2004 and 2005 which are excluded from this table. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying options. During 2007, 62,500 of these shares vested at various times during the year. As of December 31, 2007, 66,407 of the shares early exercised remain unvested, of which 62,500 are expected to vest in 2008 and 3,907 in 2009. The market value of these unvested shares, based upon the closing price of our common stock on December 31, 2007, was $986,808.

(3)

Mr. LaRue early exercised 11,000 shares of our common stock in 2006 from an option award granted in 2005 which are excluded from this table. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. During 2007, 2,750 of these shares vested at various time during the year. As of December 31, 2007, 4,813 of the shares early exercised remain unvested, of which 2,750 are expected to vest in 2008 and 2,063 in 2009. The market value of these unvested shares, based upon the closing price of our common stock on December 31, 2007, was $71,521.

(4)	The vesting commencement date for the option is February 22, 2006, which was date of the Company’s annual performance review.

(5)	The vesting commencement date for the option is June 1, 2006, which was Mr. LaRue’s hire date.

(6)	The vesting commencement date for the option is September 3, 2004, which was the date the board approved the Company’s option grant guidelines.

   Grants of Plan-Based Awards Table

     The following table summarizes stock options and non-equity incentive plan awards granted to our named executive officers during the last fiscal year. We do not have any stock awards granted under performance-based plans at this time.

								All Other	All Other
								Stock	Option	Exercise
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Price of	Fair Value of
		Plan Awards(1)			Plan Awards			Securities	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Under-Lying	Under-Lying	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	($)	Options (#)	Options (#)(2)	($/Sh)	Awards(3)
Theodore R. Schroeder	3/22/07	—	—	—	—	—	—	—	100,000	$15.13	$968,000
Theodore R. Schroeder(4)	—	$—	$187,500	$281,250	—	—	—	—	—	—	—
William R. LaRue	3/22/07	—	—	—	—	—	—	—	45,000	$15.13	$435,600
William R. LaRue(5)	—	$—	$85,500	$128,250	—	—	—	—	—	—	—
James B. Breitmeyer,
M.D., Ph.D.	3/22/07	—	—	—	—	—	—	—	50,000	$15.13	$484,000
James B. Breitmeyer,
M.D., Ph.D.(6)	—	$—	$102,000	$153,000	—	—	—	—	—	—	—
David A. Socks	3/22/07	—	—	—	—	—	—	—	25,000	$15.13	$242,000
David A. Socks(7)	—	$—	$57,500	$86,250	—	—	—	—	—	—	—
Hazel M. Aker, J.D.	4/16/07	—	—	—	—	—	—	—	150,000	$17.32	$1,665,000
Hazel M. Aker, J.D.(8)	—	$—	$56,000	$84,000	—	—	—	—	—	—	—
____________________

(1)	Includes cash awards granted under our annual bonus program. All awards are granted based upon the individual’s actual annual salary and the determined bonus percentages.

(2)

Options granted under the 2006 equity incentive plan include both incentive stock options and nonqualified stock options. All option grants vest such that 25% are vested one year after the vesting commencement date and 1/48th of the original number of options granted vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date. The vesting commencement date for the options included in the table was also the grant date.

(3)

The grant date fair value is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 2 in the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 13, 2008.

(4)	The actual payout from the annual bonus program was $170,000, paid in the first quarter of 2008.

(5)	The actual payout from the annual bonus program was $81,225, paid in the first quarter of 2008.

(6)	The actual payout from the annual bonus program was $97,716, paid in the first quarter of 2008.

(7)	The actual payout from the annual bonus program was $55,085, paid in the first quarter of 2008.

(8)

Ms. Aker’s target and maximum possible payouts, and her actual payout from the annual bonus program, which was $52,979, paid in the first quarter of 2008, were prorated based upon Ms. Aker’s hire date.

     We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.

   Stock Option Exercises and Stock Vested Table

     The following table summarizes the exercises of stock options made by our named executive officers and the stock awards that vested during our last fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Theodore R. Schroeder(1)	—	—	—	—
William R. LaRue(2)	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	—	—	—	—
David A. Socks	—	—	—	—
Hazel M. Aker, J.D.	—	—	—	—
__________________

(1)

Mr. Schroeder early exercised 250,000 shares of our common stock in 2005 from option awards granted in 2004 and 2005. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying options. During 2007, 62,500 of these shares vested at various time during the year. As of December 31, 2007, 66,407 of the shares early exercised remain unvested.

(2)

Mr. LaRue early exercised 11,000 shares of our common stock in 2006 from option awards granted in 2005. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. During 2007, 2,750 of these shares vested at various time during the year. As of December 31, 2007, 4,813 of the shares early exercised remain unvested.

   Other Benefits

     In order to attract, retain, and pay market levels of compensation, we provide our named executive officers and our other employees the following benefits and perquisites.

   Medical Insurance

     The company provides to each named executive officer and their dependents such health, dental and vision insurance coverage, and flexible spending accounts, as the company may from time to time make available to its other eligible employees.

   Life and Disability Insurance

     The company provides each named executive officer such disability and/or life insurance as the company may from time to time make available to its other eligible employees.

   401(k) Plan

     The company provides to each named executive officer a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

     All of our employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily-prescribed annual limit, which was $15,500 for 2007. Eligible employees who are 50 years of age or older were permitted to contribute an additional $5,000 to the 401(k) plan in 2007. Our 401(k) plan permits, but does not require, additional matching or non-elective contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. To date, we have not made any matching or non-elective contributions to our 401(k) plan.

   Pension Benefits

     We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

   Nonqualified Deferred Compensation

     We do not provide any nonqualified defined contribution or other deferred compensation plans.

   Perquisites

     We do not provide perquisites to our named executive officers or other employees.

   Post-Termination Benefits

   Severance Benefits and Change of Control Arrangements

     We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

     The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, and a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs). Additionally, in the event of an executive’s death, his or her eligible dependents would receive 12 months healthcare benefits continuation coverage at our expense. In the event of an executive’s permanent disability, he or she will receive 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months.

     The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for “cause”, as defined in the agreements and described below, or if the executive resigns with “good reason”, as defined in the agreements and described below. Specifically, if such termination occurs within three months prior to or within 12 months following a change of control, each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs), 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months, plus a maximum of $15,000 towards outplacement services. If such termination occurs more than three months prior to a change of control or more than 12 months following a change of control, each executive will receive the benefits described in the previous sentence, less the prorated annual bonus.

     The employment agreements provide that, in the event an executive’s employment is terminated by us other than for cause or as a result of the executive’s death or permanent disability, or if the executive resigns for good reason, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months following the date of termination will immediately vest on the date of termination. In addition, if an executive’s employment is terminated by us other than for cause or if an executive resigns for good reason within three months prior to or 12 months following a change of control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the later of (1) the date of termination or (2) the date of the change of control. This accelerated vesting is in addition to any accelerated vesting provided generally under our stock option plans.

     Provided that the relevant stock award agreements do not specify a longer exercise period, an executive may generally exercise his or her stock awards until three months after the date of the executive’s termination of employment, except that the executive may also exercise his or her stock awards three months after the date of a change of control, if the executive’s employment is terminated by us other than for cause or if the executive resigns for good reason within three months prior to a change of control, and if such stock awards were granted on or after the effective date of the executive’s employment agreement. In no event, however, may an executive exercise any stock award later than its original outside expiration date.

     In addition, the employment agreements provide that, in connection with a change of control, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of stock awards, will immediately become vested. This accelerated vesting is in addition to any accelerated vesting provided under our stock option plans.

     The employment agreements also include standard noncompetition, non-solicitation and nondisclosure covenants on the part of the executives. During the term of each executive’s employment with us, the employment agreements provide that he or she may not compete with our business in any manner, except that an executive may own insignificant equity positions in publicly traded companies so long as the executive does not control such company. During the term of each executive’s employment with us and for any period during which he or she is receiving severance, the employment agreements provide that he or she may not solicit our employees or consultants. The employment agreements also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

     For purposes of the employment agreements, “cause” means, generally, the executive’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us, the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of written notice from our board or our chief executive officer), or a breach by the executive of any material provision of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

     For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation (other than in connection with a general reduction in base compensation for personnel with similar status and responsibilities), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach of our obligation to the executive under the employment agreement, provided that the executive submits written notice of the occurrence of such events or conditions within 90 days of the occurrence of such event, and that the company has not remedied such events or conditions within a 30- day period after receipt of such written notice. An executive resignation for good reason must occur within 90 days of the occurrence of such events or conditions.

     The following table summarizes potential change of control and severance payments to each named executive officer who was employed by us on December 31, 2007. The four right-hand columns describe the payments that would apply in four different potential scenarios — a change of control without a termination of employment; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within three months before a change of control or within 12 months following a change of control; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within three months before a change of control or within 12 months following a change of control; or the named executive officer’s termination of employment as a result of death or disability. The table assumes that the termination or change of control occurred on December 31, 2007. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $14.86, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007, the last trading day of 2007.

Potential Change of Control and Severance Payments

					Payment in the
				Payment in the	Case of a
				Case of a	Termination
				Termination	Other than
				Other than	for Cause or
				for Cause or	for Good Reason,
				for Good Reason,	Not Within
				if Within	3 Months Prior to
		Payment in the		3 Months Prior to	and Not	Payment in the
		Case of a		or Within 12 Months	Within 12 Months	Case of Termination
		Change in Control		Following a	Following a	as a Result of
Name	Benefit Type	Without Termination		Change in Control	Change in Control	Death or Disability
Theodore R. Schroeder	Cash Severance(1)	$—		$375,000	$375,000	$375,000
	Accrued Vacation	—		1,457	1,457	1,457
	Continued Benefit Coverage(2)	—		26,023	26,023	26,023
	Bonus(3)	—		150,000	—	150,000
	Outplacement Services	—		15,000	15,000	—
	Value of Stock Incentive
	Award Acceleration(7)	1,796,259	(4)	3,592,519 (5)	1,724,409 (6)	1,724,409	(6)
	Total Value:	$1,796,259		$4,159,999	$2,141,889	$2,276,889
William R. LaRue	Cash Severance(1)	$—		$285,000	$285,000	$285,000
	Accrued Vacation	—		9,876	9,876	9,876
	Continued Benefit Coverage(2)	—		30,645	30,645	30,645
	Bonus(3)	—		90,024	—	90,024
	Outplacement Services	—		15,000	15,000	—
	Value of Stock Incentive
	Award Acceleration(7)	752,890	(4)	1,505,780 (5)	623,081 (6)	623,081	(6)
	Total Value:	$752,890		$1,936,325	$963,602	$1,038,626
James B. Breitmeyer,
M.D., Ph.D.	Cash Severance(1)	$—		$340,000	$340,000	$340,000
	Accrued Vacation	—		14,398	14,398	14,398
	Continued Benefit Coverage(2)	—		25,867	25,867	25,867
	Bonus(3)	—		121,321	—	121,321
	Outplacement Services	—		15,000	15,000	—
	Value of Stock Incentive
	Award Acceleration(7)	663,618	(4)	1,327,236 (5)	513,769 (6)	513,769	(6)
	Total Value:	$663,618		$1,843,822	$909,034	$1,015,355
David A. Socks	Cash Severance(1)	$—		$230,000	$230,000	$230,000
	Accrued Vacation	—		4,432	4,432	4,432
	Continued Benefit Coverage(2)	—		19,833	19,833	19,833
	Bonus(3)	—		56,900	—	56,900
	Outplacement Services	—		15,000	15,000	—
	Value of Stock Incentive
	Award Acceleration(7)	$652,792	(4)	1,305,584 (5)	626,680 (6)	626,680	(6)
	Total Value:	$652,792		$1,631,749	$895,945	$937,845
Hazel M. Aker, J.D.	Cash Severance(1)	$—		$280,000	$280,000	$280,000
	Accrued Vacation	—		10,956	10,956	10,956
	Continued Benefit Coverage(2)	—		23,869	23,869	23,869
	Bonus(3)	—		84,000	—	84,000
	Outplacement Services	—		15,000	15,000	—
	Value of Stock Incentive
	Award Acceleration(7)	$—	(4)	— (5)	— (6)	—	(6)
	Total Value:	$—		$413,825	$329,825	$398,825

____________________

(1)	All cash severance is payable in a lump sum.

(2)	Represents 12 months of healthcare insurance benefit continuation coverage and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months. In the case of termination by death, life insurance premiums of $1,773 for Mr. Schroeder, Mr. LaRue and Ms. Aker, $1,741 for Mr. Socks and $1,617 for Dr. Breitmeyer would not be provided.

(3)	Pursuant to the employment agreements, the bonus for severance purposes is equal to (i) the bonus awarded to the executive for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year, or (ii) if the executive has not received a bonus because the executive was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs. The amounts presented represent the actual bonuses paid to the executives for the 2006 fiscal year, except for Messrs. LaRue and Breitmeyer who were hired in 2006 and Ms. Aker who was hired in 2007. The amount presented for Messrs. LaRue and Breitmeyer represent their actual bonus received for 2006, annualized based upon their hire date. The amount presented for Ms. Aker is equal to her target annual bonus for 2007.

(4)	Represents the value of those awards that would vest as a result of a change of control without termination of the named executive officer.

(5)	Represents the value of those awards that would vest as a result of the named executive officer’s termination of employment by us other than for cause or by the named executive officer for good reason within 12 months following a change of control or within three months before a change of control. This value assumes that the change of control and the date of termination occur on December 31, 2007, and, therefore, the vesting of such award was not previously accelerated as a result of a change of control.

(6)	Represents the value of those awards that would vest as a result of the named executive officer’s termination of employment by us other than for cause, by the named executive officer for good reason or as a result of death or disability and not within 12 months following a change of control and not within three months before a change of control.

(7)	For the purpose of this presentation, the value of the acceleration is calculated by multiplying the number of stock awards that are subject to acceleration by the difference between the closing price of our common stock on December 31, 2007 and the exercise or purchase price of the stock awards. If the exercise or purchase price of the stock awards is greater than the closing price of our common stock on December 31, 2007, no value for that stock award was included in the presentation.

2006 Equity Incentive Award Plan

     In 2006, we adopted the 2006 Equity Incentive Award Plan (the “2006 Plan”) in connection with our initial public offering, which became effective on October 24, 2006. Upon adoption of the 2006 Plan, future grants from our 2004 Equity Incentive Award Plan (the “2004 Plan”) were restricted. The 2006 Plan initially reserved 2,100,000 shares of common stock for future issuance and allowed for the initial number of reserved shares to be increased by (i) 90,772 shares of common stock that remained available for issuance under the 2004 Plan as of the effective date of the 2006 Plan, and (ii) the number of shares under the 2004 Plan that are repurchased, forfeited, expired or cancelled on or after the effective date of the 2006 Plan. As of December 31, 2007, options to purchase 69,507 shares issued under the 2004 Plan have been repurchased, forfeited and/or cancelled since the effective date of the 2006 Plan, increasing the number of shares reserved for issuance under the 2006 Plan accordingly.

     Beginning on January 1, 2008, the 2006 Plan allows for an annual increase in the number of shares available for issuance under the 2006 Plan by the lesser of (i) 4% of the outstanding common stock on January 1 and (ii) a lesser amount determined by our board of directors. An aggregate of 20,000,000 shares of common stock may be issued over the 10-year term of the 2006 Plan. Notwithstanding the “evergreen provision,” the 2006 Plan also provides for an aggregate limit of 20,000,000 shares of common stock that may be issued over the course of its ten-year term. A summary of the 2006 Plan is provided below.

     Administration. The compensation committee of our board of directors administers the 2006 Plan (except with respect to any award granted to “independent directors” (as defined in the 2006 Plan), which must be administered by our full board of directors). Subject to the terms and conditions of the 2006 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2006 Plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2006 Plan. Our board of directors may at any time abolish the compensation committee and revest in itself the authority to administer the 2006 Plan. The full board of directors administers the 2006 Plan with respect to awards to non-employee directors.

     Eligibility. Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2006 Plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. The maximum number of shares that may be subject to awards granted under the 2006 Plan to any individual in any calendar year cannot exceed 1,000,000.

     Awards. The 2006 Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. The compensation committee (or the board of directors, in the case of awards to non-employee directors) considers each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of the company’s long-term goals. Each award is set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

     Corporate Transactions. In the event of a change of control where the acquiror does not assume awards granted under the plan, awards issued under the 2006 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable.

     Amendment and Termination of the 2006 Plan. Our board of directors may terminate, amend or modify the 2006 Plan. However, stockholder approval of any amendment to the 2006 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2006 Plan that increases the number of shares available under the 2006 Plan. If not terminated earlier by the compensation committee or the board of directors, the 2006 Plan will terminate on the tenth anniversary of the date of its initial approval by our board of directors.

Policy Regarding Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

     The non-performance based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2007 will exceed that limit. In addition, our 2006 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

     We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Interlocks and Insider Participation

     Messrs. Garner (chairman) and Frazier and Dr. Blair have served on our compensation committee since our 2006 fiscal year. No member of the compensation committee was at any time during the 2006 or 2007 fiscal years, or at any other time, an officer or employee of the company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policies and Procedures

     Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Certain Related-Party Transactions

     During 2007, we believe that there has not been any transaction or series of similar transactions to which we were a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described under the headings “Proposal 1 Election of Directors – Compensation of Directors” and “Executive Compensation and Other Information.” However, in February 2008, we completed a registered direct offering of approximately 9.2 million shares of our common stock at a price of $5.34 per share for gross proceeds of $49.3 million, and which involved investments by certain directors, entities affiliated with directors, and persons, or groups of affiliated persons, known by us to beneficially own more than five percent of our common stock. The following table provides information regarding the number of shares of common stock purchased in our February 2008 registered direct offering by these persons and entities. All of such shares were purchased on the same terms as shares sold to other purchasers in the applicable offering.

Investor(1)	Number of Shares
Funds affiliated with Domain Associates, L.L.C.(2)	2,808,988
Frazier Healthcare V, LP	1,872,659
Funds affiliated with Versant Ventures II, L.L.C.(3)	1,310,861
Funds affiliated with Davidson Kempner(4)	374,531
Cam L. Garner	37,453
Christopher J. Twomey	35,000
Theodore R. Schroeder	11,000
James B. Breitmeyer, M.D., Ph.D.	10,000
William R. LaRue	5,000
Catherine J. Hardalo, M.D.	5,000
David A. Socks	3,745
Hazel M. Aker, J.D	3,745
William S. Craig, Ph.D.	2,000
Mike A. Royal, M.D., J.D.	2,000
____________________

(1)	For additional information regarding these stockholders and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management” above.

(2)	Includes 2,779,203 shares purchased by Domain Partners VI, L.P. and 29,785 shares purchased by DP VI Associates, L.P.

(3)	Includes 1,275,262 shares purchased by Versant Venture Capital II, L.P., 24,201 shares purchased by Versant Affiliates Fund II-A, L.P., and 11,398 shares purchased by Versant Side Fund II, L.P.

(4)	Includes 108,989 shares purchased by David Kempner Healthcare Fund L.P., 168,164 shares purchased by Davidson Kempner Healthcare International Ltd., 52,809 shares purchased by Davidson Kempner International, Ltd., 27,715 shares purchased by Davidson Kempner Institutional Partners, L.P., 14,232 shares purchased by Davidson Kempner Partners, 1,873 shares purchased by M.H. Davidson & Co. and 749 shares purchased by Serena Limited.

Independence of the Board of Directors

     Our board of directors has determined that the members of our board of directors, with the exception of Messrs. Barker and Schroeder, neither of whom serves on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

Severance Benefits and Change of Control Arrangements

     We have entered into employment agreements with Theodore R. Schroeder, our President and Chief Executive Officer, James B. Breitmeyer, M.D., Ph.D., our Executive Vice President, Development and Chief Medical Officer, Hazel M. Aker, J.D., our Senior Vice President, General Counsel and Secretary, William S. Craig, Ph.D., our Senior Vice President, Pharmaceutical Development and Manufacturing, William R. LaRue, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, David A. Socks, our Senior Vice President, Corporate Development and Strategy, Catherine J. Hardalo, our Vice President, Clinical Development – Anti-Infectives, Malvina Laudicina, our Vice President, Regulatory Affairs and Quality Assurance, Mike A. Royal, M.D., J.D., our Vice President, Clinical Development – Analgesics, and Diane K. Sheehan, our Vice President, Human Resources. For further information, see “Executive Compensation and Other Information — Severance Benefits and Change of Control Arrangements” above.

Indemnification of Officers and Directors

     Our restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2007, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2009 must be received by us no later than January 9, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2009 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 18, 2009 and no later than March 20, 2009 unless the date of the 2009 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2009 annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

     Our annual report for the fiscal year ended December 31, 2007 will be mailed to stockholders of record on or about May 9, 2008. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

     Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations.

OTHER MATTERS

     We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California
May 9, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

CADENCE PHARMACEUTICALS, INC.

June 18, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

			FOR ☐	AGAINST ☐	ABSTAIN ☐
2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

NOMINEES:
FOR ALL NOMINEES	O James C. Blair O Alan D. Frazier O Christopher J. Twomey
WITHHOLD AUTHORITY FOR ALL NOMINEES

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

CADENCE PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2008

     The undersigned stockholder of Cadence Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby appoints Theodore R. Schroeder and William R. LaRue, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company's stockholders to be held on June 18, 2008 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE